Exhibit 99.(a)(5)
AMENDMENT TO
STOCK APPRECIATION RIGHT AGREEMENT(S)
     THIS AMENDMENT TO STOCK APPRECIATION RIGHTS AGREEMENT(S) (this “Amendment”), is made as of ____________, 2007, by and between Opnext, Inc. (the “Company”) and _______________ (the “Participant”). Capitalized terms used and not otherwise defined herein shall have the meanings ascribed to such terms in the Plan and the SAR Agreement (each as defined below).
     WHEREAS, the Company maintains the Opnext, Inc. Amended and Restated 2001 Long-Term Stock Incentive Plan (the “Plan”);
     WHEREAS, the Company has previously granted the Participant certain Stock Appreciation Rights (“SARs”) pursuant to the Plan and one or more Stock Appreciation Right Agreements between the Company and the Participant (the “SAR Agreements”);
     WHEREAS, pursuant to that certain Opnext, Inc. Offer to Exchange Stock Appreciation Rights for Amended Stock Appreciation Rights, dated as of May ___, 2007 (the “Offer”), the Participant has elected to exchange all of his or her outstanding SARs for amended SARs which provide for payment upon exercise in a number of whole shares of the Company’s common stock, in lieu of cash (the “Amended SARs”), on the terms and conditions set forth in the Offer; and
     WHEREAS, the Committee has determined that it would be in the best interests of the Company and its stockholders to accept the exchange of the Participant’s SARs in exchange for the Amended SARs pursuant to the Offer and the terms set forth herein; and
     WHEREAS, the Company and the Participant desire to amend the SAR Agreements as set forth herein to provide for payment to the Participant upon exercise of the SAR in a number of whole shares of the Company’s common stock, in lieu of cash, and to effectuate the exchange contemplated by the Offer.
     NOW THEREFORE, for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto hereby amend each SAR Agreement as follows:
     1. Subsection 3(b)(iii) of each SAR Agreement is hereby amended and restated in its entirety as follows:
     “(iii) Upon the Company’s determination that the SAR or any portion thereof has been validly exercised, the Company shall issue to the Participant a number of Shares having a Fair Market Value as of the exercise date equal to (x) the excess of the Fair Market Value of a Share on the exercise date over the Exercise Price per Share times (y) the number of Shares with respect to which the SAR is exercised by the Participant. Amounts attributable to fractional Shares issuable upon exercise shall be paid to the Participant in cash.”

     2. The following new Sections 7, 8, 9 and 10 are hereby added to each SAR Agreement, and each subsequent section of the SAR Agreement shall be renumbered accordingly:
     “7. Conditions to Issuance of Shares. The Company shall not be required to issue or deliver any Shares issuable upon the exercise of the SAR or portion thereof prior to fulfillment of all of the following conditions:
     (a) The admission of such Shares to listing on all stock exchanges on which the Company’s common stock is then listed;
     (b) The completion of any registration or other qualification of such Shares under any applicable law or under rulings or regulations of the Securities and Exchange Commission or of any other governmental regulatory body, which the Committee shall, in its absolute discretion, deem necessary or advisable;
     (c) The obtaining of any approval or other clearance from any state or federal governmental agency which the Committee shall, in its absolute discretion, determine to be necessary or advisable;
     (d) The receipt by the Company of full payment of any applicable withholding tax with respect to the exercise of the SAR, which payment may be in one or more of the forms of consideration permitted under Section 6 of this Agreement; and
     (e) The lapse of such reasonable period of time following the exercise of the SAR as the Committee may from time to time establish for reasons of administrative convenience.
     8. No Rights as Stockholder. The Participant shall not be, nor have any of the rights or privileges of, a stockholder of the Company in respect of any Shares issuable upon the exercise of any part of the SAR unless and until certificates representing such shares shall have been issued by the Company to the Participant or such Shares have been issued in uncertificated form and recorded in the name of the Participant in the books and records of the Company’s transfer agent.
     9. Legend on Certificates. The certificates representing the Shares issued upon exercise of the SAR shall be subject to such stop transfer orders and other restrictions as the Committee may deem advisable under the Plan or the rules, regulations, and other requirements of the Securities and Exchange Commission, any stock exchange upon which such Shares are listed, and any applicable laws, and the Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions.

     10. Securities Laws. Upon the issuance of any Shares upon the exercise of the SAR, the Participant will make or enter into such written representations, warranties and agreements as the Committee may reasonably request in order to comply with applicable securities laws or with this Agreement.”
     3. This Amendment shall be and is hereby incorporated in and forms a part of each SAR Agreement.
     4. Except as set forth herein, each SAR Agreement shall remain in full force and effect.
[Signature Page Follows]

     IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the day and year first above written.

OPNEXT, INC.
By:
Name:
Title:

PARTICIPANT
By:
[name]

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